Exhibit 24

Power of Attorney

 Know all by these presents that the undersigned, does hereby make, constitute and appoint each of Ms. Shira Yashar and/or Mr. Josef Itzkoviz, or any one of them, as a true and lawful attorney-in-fact and agent of the undersigned, for and in the name, place and stead of the undersigned (in the undersigned’s individual capacity), to prepare, execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Check Point Software Technologies Ltd. (the “Company”) (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto) and (ii) in connection with any applications for EDGAR access codes or any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the Securities and Exchange Commission, including without limitation the Form ID. The undersigned hereby ratifies and confirms all that said attorneys-in-fact and agents shall do or cause to be done by virtue hereof. The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his or her ownership of or transactions in securities of the Company, unless earlier revoked by the undersigned in writing. Neither the Company nor Ms. Shira Yashar and/or Mr. Josef Itzkoviz are assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

In witness whereof, I have hereunto set my hand on 3/8/2026.

/s/ Jill Smith
Signature of the Applicant

Name: Jill Smith